Exhibit 10.8

ASSET PURCHASE AGREEMENT

between:

CYPRESS BIOSCIENCE, INC.,

a Delaware corporation

and

CELLATOPE CORPORATION,

a Delaware corporation

Dated as of February 9, 2009

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of February 9, 2009, by and among: CYPRESS BIOSCIENCE, INC., a Delaware corporation (“Cypress”); and CELLATOPE CORPORATION, a Delaware corporation (“Cellatope”). Each of Cypress and Cellatope is sometimes referred to herein as a “party” and together Cypress and Cellatope are sometimes referred to herein as the “parties.” Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Cellatope wishes to sell and transfer the Acquired Assets to Cypress, and Cypress wishes to purchase and acquire the Acquired Assets from Cellatope, including the assumption of certain specified Liabilities relating to the Acquired Assets;

WHEREAS, as an inducement to Cypress to enter into this Agreement, Cypress has entered into Consulting Agreements with Edward L. Erickson and Daniel Graziano in the form attached hereto as Exhibit B (each a “Consulting Agreement”) concurrent with the execution of this Agreement, which agreements will become effective immediately following the Closing;

WHEREAS, as an inducement to Cypress to enter into this Agreement, the stockholders of Cellatope set forth on Exhibit C have entered into an agreement with Cypress in the form attached hereto as Exhibit D (a “Voting Agreement”) concurrent with the execution of this Agreement, pursuant to which each such Person has agreed, among other things, to vote the shares of Cellatope Capital Stock owned by such Person to approve this Agreement and the transactions contemplated hereby;

WHEREAS, as an inducement to Cypress to enter into this Agreement, Cellatope, Cypress and Innovation Works, Inc., a Pennsylvania not-for-profit corporation (“Innovation Works”) have entered into a letter agreement concurrent with the execution of this Agreement and in the form attached hereto as Exhibit E (the “Innovation Works Agreement”), which Innovation Works Agreement shall become effective in connection with the Closing; and

WHEREAS, the Boards of Directors of each of Cypress and Cellatope deem it advisable and in the best interest of such Entity and its respective stockholders that Cypress acquire the Acquired Assets.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

1.	PURCHASE AND SALE OF ASSETS; RELATED TRANSACTIONS

1.1 Sale of Assets.

(a) Cellatope shall sell, assign, transfer, convey and deliver to Cypress, and shall cause each of its Affiliates to sell, assign, transfer, convey and deliver to Cypress, at the Closing of the sale and purchase of the Acquired Assets as set forth in this Agreement, all of its or their rights, title and interest in and to the Acquired Assets, free and clear of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Acquired Assets” shall consist of:

(i) the Acquired Technology;

(ii) all documentation in the possession or Control of Cellatope or its Affiliates as of the Closing Date regarding the Acquired Technology, whether in written, graphic or electronic form and however embodied;

(iii) to the extent in the possession or Control of Cellatope and/or its Affiliates as of the Closing Date:

(1) any and all worldwide regulatory documentation regarding the Technology or a Lupus Monitoring Product, including, without limitation, complete copies of all existing regulatory approvals or filings for the Technology or any Lupus Monitoring Product, all supplements thereto and all other regulatory files and correspondence with any Governmental Body relating to the Technology or any Lupus Monitoring Product;

(2) any and all research and development data and information related to the Technology or any Lupus Monitoring Product, whether in written, graphic or electronic form and however embodied, including, without limitation, safety data, clinical trial protocols, draft and final study reports, case report forms, laboratory notebooks and records, and data for the Technology or any Lupus Monitoring Product;

(3) any and all manufacturing protocols, batch or other manufacturing records and current standard operating procedures for manufacture of the Technology or any Lupus Monitoring Product, including, without limitation, quality analysis and quality control methodologies and standards;

(4) any and all inventory (including in each case, without limitation, work-in-process and in-transit inventory) of the Technology or any Lupus Monitoring Product (the “Inventory”), and any rights of Cellatope or any of its Affiliates to any warranties received from manufacturers with respect to such Inventory. Schedule 1.1(a)(iii)(4) attached hereto sets forth a description of the Inventory in the possession or control of Cellatope or any of its Affiliates as of the date of this Agreement and the location(s) at which such Inventory is stored; and

(5) any and all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements, components and other tangible assets of

Cellatope used in connection with the Technology or any Lupus Monitoring Product, as set forth on Schedule 1.1(a)(iii)(5) (together with the Inventory, the “Acquired Fixed Assets”);

(iv) the Acquired Contracts (as set forth on Schedule 1.1(a)(iv) attached hereto);

(v) all Government Authorizations held by Cellatope or any of its Affiliates in connection with the Acquired Technology (including the Governmental Authorizations identified in Part 3.8 of the Cellatope Disclosure Schedule);

(vi) all claims and causes of action of Cellatope or any of its Affiliates against other Persons (regardless of whether or not such claims and causes of action have been asserted by Cellatope), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Cellatope or any of its Affiliates with respect to the Acquired Technology (regardless of whether such rights are currently exercisable); and

(vii) to the extent not included in clauses (i) through (vi) above, any and all right, title or interest of Cellatope or any of its Affiliates in or to the Technology or any Lupus Monitoring Product or any method of making or using the Technology or any Lupus Monitoring Product.

(b) Notwithstanding anything herein to the contrary, all the assets of Cellatope not included in the Acquired Assets, including without limitation the assets listed on Schedule 1.1(b) (the “Excluded Assets”) shall not be sold or transferred hereunder, shall be excluded from the definition of Acquired Assets and shall remain the property of Cellatope.

(c) Cellatope agrees to, and shall cause its Affiliates to, execute all assignment and other documents, testify and take all other actions necessary or appropriate to transfer, effect, confirm, perfect, record, preserve, protect and enforce Cypress’ rights, title and interests in the Acquired Assets and to obtain, maintain, enforce or defend Cypress’ Patent and other Intellectual Property Rights in any of the Acquired Assets throughout the world (including all rights and powers arising or accrued from such Intellectual Property including the right to sue for damages and other remedies and to have the benefit of any remedy obtained on any supposed infringement of such Intellectual Property before the date of the assignment or transfer and including, without limitation, making relevant inventors of the Acquired Technology available to Cypress), at the reasonable request and expense (to the extent of any out-of-pocket costs incurred by Cellatope or any of its Affiliates) of Cypress. From and after the Closing Date, Cypress shall be solely responsible for the preparation, filing, prosecution, maintenance, enforcement and defense (and, except to the extent set forth in Section 10 hereof, the costs related thereto) of the Acquired Technology. If Cellatope or any of its Affiliates has any rights to the Acquired Technology that cannot be transferred to Cypress, then, except as expressly set forth in Section 2.2(c) below, Cellatope unconditionally and irrevocably waives, and shall cause its Affiliates to unconditionally and irrevocably waive, the enforcement of such rights and all claims and causes of action of any kind against Cypress with respect to such rights, Cellatope agrees, and shall cause its Affiliates to agree, at Cypress’ request and expense, to consent to and join in any action to enforce such rights. If Cellatope or any of its Affiliates has any right to Acquired

Technology that cannot be assigned to Cypress or waived by Cellatope or such Affiliates, then, except as expressly set forth in Section 2.2(c) below, Cellatope unconditionally and irrevocably grants, and shall cause its Affiliates to unconditionally and irrevocably grant, to Cypress during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

(d) On or after the Closing Date (as requested by Cypress), Cellatope shall, and shall cause its Affiliates to: (a) execute and deliver to Cypress such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of Cypress or its counsel) be necessary or appropriate to sell, assign, transfer, convey and deliver to Cypress good and valid title to the Acquired Assets free and clear of any Encumbrances, including, without limitation, assignment agreements with respect to the Acquired Patents and the Acquired Trademarks in the forms set out in Exhibit F, Exhibit G and Exhibit O, respectively, hereto; (b) deliver, or cause to be delivered, to Cypress or its designee all tangible items included in the Acquired Assets including all Information comprising Acquired Technology or, in the case of documents, complete and accurate copies thereof; and (c) deliver, or cause to be delivered, to Cypress or its designee complete and accurate copies of all Patents included in the Acquired Patents, other documentation in the possession or Control of Cellatope or any of its Affiliates regarding the Acquired Patents, a full, up-to-date, prosecution file wrapper for all Patents included in the Acquired Patents and any correspondence between Cellatope or any of its Affiliates and the U.S. Patent & Trademark Office or any foreign patent office with respect to the Acquired Patents.

(e) Following the Closing, the parties shall cooperate with each other to identify any assets that were not transferred as part of the Acquired Assets at the Closing but that, pursuant to the provisions of this Agreement, were required to be transferred (the “Nontransferred Assets”). To the extent any Nontransferred Assets are identified and Cellatope or any of its Affiliates, as applicable, is legally and contractually permitted to transfer such assets, Cellatope shall, and shall cause its Affiliates to, at no cost to Cypress, promptly take all actions to transfer such Nontransferred Assets to Cypress. In the event Cellatope or any of its Affiliates, as applicable, is required to obtain the Consent of any Person prior to the transfer of any Nontransferred Asset, then Cellatope shall, and shall cause its Affiliates to, at its or their own expense, use its commercially reasonable efforts to promptly obtain such Consent, and upon obtaining such Consent, shall promptly transfer such Nontransferred Asset to Cypress. In the event Cellatope or any of its Affiliates, as applicable, is unable to obtain such Consent, then Cellatope and Cypress shall discuss in good faith an appropriate resolution for the transfer of the economic benefit of such Nontransferred Asset to Cypress.

1.2 Assumption of Liabilities.

(a) For purposes of this Agreement “Assumed Liabilities” shall mean only the following liabilities of Cellatope:

(i) the obligations of Cellatope under the Acquired Contracts, but only to the extent such obligations (A) arise after the Closing Date, (B) do not arise from or relate to any breach by Cellatope of any provision of any of such Acquired Contracts prior to or as of the Closing Date, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Acquired Contracts, and (D) do not arise from the failure to obtain any required Consent from any third party, if any, in connection with the assignment and transfer of such Acquired Contracts to Cypress pursuant to this Agreement;

(b) For purposes of this Agreement, all Liabilities not expressly included in the definition of Assumed Liabilities are referred to as “Excluded Liabilities.”

1.3 Closing; Closing Date. The consummation of the Transactions (the “Closing”) shall take place at the offices of Cooley Godward Kronish L.L.P, 4401 Eastgate Mall, San Diego, California 92121 at 10:00 a.m. Pacific Time on a date to be mutually agreed upon by Cypress and Cellatope which shall not be more than three business days after the date on which the last of the conditions set forth in Sections 7 and 8 (other than conditions which by their terms must be satisfied as of the Closing Date) has been satisfied or waived, or such other time and/or place as may be mutually agreed upon by Cypress and Cellatope, The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

2.	CONSIDERATION

2.1 Closing Consideration.

(a) Subject to Section 2.3, as consideration for the sale of the Acquired Assets to Cypress, at the Closing, Cypress shall pay to Cellatope $2,000,000 in cash via wire transfer to an account designated by Cellatope in writing to Cypress not less than two business days prior to the Closing (the “Closing Consideration”).

(b) Cellatope shall bear and pay, and shall reimburse Cypress and Cypress’ Affiliates for, any sales, use, transfer or similar Taxes, or documentary charges, recording fees or similar charges, fees or expenses that may become payable in connection with (i) the sale of the Acquired Assets to Cypress pursuant to this Agreement and (ii) any of the other transactions contemplated by this Agreement or any of the Related Agreements to which Cellatope is a party ((i) and (ii) collectively, the “Transactions”), other than recording fees and similar costs (including attorneys and patent agent fees) related to filing the assignment of any Acquired Patents or Acquired Trademarks with the United States Patent and Trademark Office.

(c) The consideration referred to in Section 2 shall be allocated among the Acquired Assets in accordance with Exhibit H attached hereto. The allocation prescribed by such schedule shall be conclusive and binding upon Cypress and Cellatope for all purposes, and no party shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

2.2 Milestone Consideration.

(a) Subject to Section 2.2(e) and Section 10.6, Cypress shall be obligated to pay to Cellatope $3,000,000 (as such amount may be offset pursuant to the provisions of Section 2.2(e) and Section 10.6, the “Milestone Consideration”) upon the First Commercial Sale by

Cypress, any of its Affiliates or any Licensee of a Product for monitoring of Systemic Lupus Erythematosus (a “Lupus Monitoring Product”) (the “Milestone”), with any such payment to be made in accordance with the provisions of Section 2.2(d). For avoidance of doubt, only a Product for monitoring of Systemic Lupus Erythematosus, and not any Product designed for diagnosis of Systemic Lupus Erythematosus without a monitoring function, shall constitute a Lupus Monitoring Product. Upon the achievement of the Milestone, Cypress shall notify Cellatope in writing (the “Milestone Notice”) within 10 business days that the Milestone has been achieved and the date on which it was achieved. Within 20 business days of achievement of the Milestone, Cypress shall pay to Cellatope the Milestone Consideration in cash, as may be reduced pursuant to the terms of Section 2.2(e) and Section 10.6, by wiring or causing to be wired the Milestone Consideration to an account designated by Cellatope for such purpose in writing not less than two business days prior to the date on which the Milestone Consideration is to be paid.

(b) Cypress shall act in good faith and use commercially reasonable efforts to cause the Milestone to be achieved; provided, however, that the obligation of Cypress to use commercially reasonable efforts to achieve the Milestone shall not require that the Milestone ever be achieved if doing so, in any case, would require Cypress to use more than commercially reasonable efforts and, provided, further, that a termination of development by Cypress of all Lupus Monitoring Products pursuant to Section 2.2(c) below shall not be deemed a failure by Cypress to use, or otherwise violate Cypress’ obligations to use, commercially reasonable efforts to develop a Lupus Monitoring Product, The parties acknowledge and agree that Cypress may terminate development of all Lupus Monitoring Products at any time if achieving the Milestone would require Cypress to use more than commercially reasonable efforts to do so, and that any such termination may occur without requiring that Cypress also terminate the Amended Pittsburgh License in accordance with Section 2.2(c) below. Cypress shall provide notice to Cellatope of its determination to terminate development of all Lupus Monitoring Products because achieving the Milestone would require Cypress to use more than commercially reasonable efforts to do so within 15 days of making such determination, including reasonable details supporting such determination and, in such case, Cypress shall comply with the provisions of Section 2.2(c)(ii) below. The parties further acknowledge and agree that nothing in this Agreement shall prohibit Cypress from engaging in a change of control-type transaction or a sale or license of all or any of the Acquired Assets, provided that in the event that Cypress desires to consummate a Change of Control after the Closing Date while the Milestone has not been attained but remains eligible to be attained, Cypress shall cause the Entity acquiring Cypress (or acquiring substantially all of its assets) with respect to a Change of Control (the “Acquirer”) to assume Cypress’ obligations under Section 2.2 of this Agreement, subject to all of the limitations and qualifications contained in Section 2.2 of this Agreement (including that such Acquirer use commercially reasonable efforts and the right of such Acquirer to terminate development of all Lupus Monitoring Products). With respect to any Change of Control, Cypress shall not consummate such Change of Control unless (i) Cypress remains liable for Cypress’ payment obligations with respect to the Annual Payments and the Milestone Consideration and the Acquirer otherwise assumes Cypress’ obligations in Section 2.2 in a form and substance reasonably acceptable to Cellatope (provided, that Cellatope’s prior acceptance or approval shall not be required if such assumption is unqualified), in which case the parties acknowledge and agree that, following any such assumption (unless Cypress is merged with the Acquirer and remains the surviving Entity or becomes a subsidiary of the Acquirer), Cypress shall have no further liability or obligation, whether primarily or secondarily, with respect to the obligations in Section 2.2 hereunder, except for the payment obligations with respect to the Annual Payments and the Milestone Consideration or (ii) the Acquirer is an Applicable Public Company and assumes Cypress’ obligations under Section 2.2 of this Agreement in a form and substance reasonably acceptable to Cellatope (provided, that Cellatope’s prior acceptance or approval shall not be required if such assumption is unqualified), in which case the parties acknowledge and agree that, following any such assumption (unless Cypress is merged with the Acquirer and remains the surviving Entity or becomes a subsidiary of the Acquirer), Cypress shall have no further liability or obligation, whether primarily or secondarily, with respect to the obligations in Section 2.2 hereunder, including the payment obligations with respect to the Annual Payments and the Milestone Consideration.

(i) For purposes of this Section 2.2(b), “commercially reasonable efforts” means the use of efforts, expertise and resources normally used by Cypress for other product candidates, which, as compared with the Product candidates for Lupus Monitoring Products acquired by Cypress in connection with the Transactions (the “Lupus Monitoring Product Candidates”), are of similar market potential at a similar stage in their development, taking into account all reasonable relevant factors affecting the cost, risk and timing of development and the total potential of the Lupus Monitoring Product Candidates, all as measured by the facts and circumstances at the time such efforts are due.

(ii) Cellatope may allege that Cypress is not using commercially reasonable efforts to achieve the Milestone at any time by providing written notice to Cypress to such effect, including reasonable details supporting such allegation, and setting forth specific reasonable actions that Cellatope requests that Cypress take with respect to its efforts to achieve the Milestone. If Cellatope provides any such notice, each party shall appoint an executive officer or other authorized person to discuss, and attempt to resolve, the alleged failure to perform to both parties’ satisfaction. These Persons shall, by phone or in person, discuss the alleged failure to perform in good faith within 15 days after Cellatope provides the applicable notice. If, within 30 days after Cellatope provides the applicable notice, the two executive officers have not reached a mutually acceptable resolution to the alleged failure to perform, Cellatope may submit the matter to arbitration conducted by one arbitrator mutually agreeable to Cypress and Cellatope, In the event that, within 30 days after submission of any dispute to arbitration, Cypress and Cellatope cannot mutually agree on one arbitrator, then the parties shall arrange for the American Arbitration Association to designate a single arbitrator in accordance with the rules of the American Arbitration Association. Any such arbitration shall be held in San Diego County, California, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Cypress and Cellatope an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing party about the alleged failure to perform. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The arbitrator’s decision shall be limited to the precise question of whether Cypress has used commercially reasonable efforts to achieve the Milestone and the specific actions, if any, to be taken by Cypress that are necessary for Cypress to meet its obligation to use such commercially reasonable efforts, and shall be subject to the limitations set forth in this Agreement and be final, binding and conclusive upon the parties. The parties acknowledge and agree that Cypress may, in lieu of taking the actions, if any, specified by the arbitrator as being necessary for Cypress to meet its obligation to use commercially reasonable efforts, pay to Cellatope the Milestone Consideration in accordance with this Section 2. The arbitrator’s decision shall be written and shall be supported by written findings of fact and conclusions. The parties acknowledge and agree that the dispute resolution mechanism and remedy set forth in this Section 2.2(b)(ii) shall be the sole and exclusive method of dispute resolution and remedy available to the parties with respect to disputes arising under Section 2.2(b), and that the provisions of Section 10 shall be inapplicable to any dispute arising under Section 2.2(b).

(c) The parties also acknowledge and agree that, subject to Section 2.2(c)(i) and (ii) below, Cypress may terminate development of all Lupus Monitoring Products at any time by terminating the Amended Pittsburgh License in accordance with its terms and conditions, and, upon such termination, Cypress’ obligations to use commercially reasonable efforts to cause the Milestone to be achieved under Section 2.2(b) shall terminate. In the event that Cypress terminates development of all Lupus Monitoring Products, Cypress shall:

(i) if such termination occurs in connection with the termination of the Amended Pittsburgh License, provide the University of Pittsburgh and Cellatope with written notice not less than 10 days prior thereto of its intent to terminate the Amended Pittsburgh License in accordance with its terms and conditions; and

(ii) take such reasonable actions as may be requested by Cellatope, at Cellatope’s cost and expense, to transfer to Cellatope any discoveries, know-how, data and technical information owned, Controlled or developed by Cypress related to any Lupus Monitoring Product and necessary for the development or commercialization of such Lupus Monitoring Product (the “Cypress IP”); provided, however; that to the extent that Cypress determines, in its reasonable discretion, that any such Cypress IP relates to any product developed by Cypress, being developed by Cypress or that Cypress reasonably expects to develop, Cypress shall retain ownership or control rights in such Cypress IP such that Cypress shall be entitled to retain and use such Cypress IP for its independent use and Cypress shall be deemed to have granted to Cellatope a perpetual, royalty-free limited license to use such Cypress IP solely for use in developing and commercializing Lupus Monitoring Products, all on such other terms to be agreed to by the parties.

(d) During the time that Cypress is actively developing any Lupus Monitoring Product, upon request of Cellatope, but not more frequently than once every two calendar quarters, Cypress shall provide Cellatope with a written summary describing in reasonable detail the status of achieving the Milestone. Any summaries or other information provided by Cypress to Cellatope pursuant to this Section 2.2(d) shall be governed by the Mutual Non-Disclosure Agreement dated April 21, 2008 by and between Cypress and Cellatope (the “Confidentiality Agreement”).

(e) In the event that Cypress has not (1) achieved the Milestone or (ii) terminated development of all Lupus Monitoring Products pursuant to Section 2.2(b) or Section 2 2(c) above on or before December 31, 2011, Cypress shall pay to Cellatope an annual payment of $250,000 in cash (in the manner directed by Section 2.1) on January 1 of each year (each an “Annual Payment”) beginning on January 1, 2012 and continuing until the earlier of: (i) January 1, 2016, (ii) Cypress’ achievement of the Milestone or (iii) Cypress’ termination of development of all Lupus Monitoring Products pursuant Section 2.2(b) or Section 2.2(c) above. In the event that the Milestone is achieved following the payment of one or more Annual Payments, the Milestone Consideration (as may be further reduced pursuant to Section 10.6) shall be reduced by the aggregate amount of all Annual Payments made as of the date such Milestone Consideration is paid. The amount of each Annual Payment is also subject to reduction pursuant to the provisions of Section 10.6 herein.

(f) All cash payments hereunder shall be payable in U.S. dollars.

(g) During the period beginning on the Closing Date and ending on the earlier of the payment of the Milestone Consideration or the termination of development of all Lupus Monitoring Products (the “Payment Period”), Cypress shall keep (and shall cause its Affiliates and Licensees to keep) records pertaining to the development of Lupus Monitoring Products in sufficient detail to permit Cellatope to confirm whether the Milestone has been achieved and the accuracy and completeness of any summaries provided pursuant to Section 2.2(d). Such records shall be maintained for a period of at least one year after the Payment Period (and for the duration of any period in which the process contemplated by Section 2.2(b)(ii) shall be pending). During the Payment Period and for one year thereafter, Cellatope shall have the right to inspect such records, which inspection rights may be exercised during normal business hours upon reasonable prior written notice to Cypress and, in each case, no more than once a calendar year. Cellatope shall bear the full cost of any such inspection, unless such inspection discloses a payment failure by Cypress of the Milestone Consideration payable under Section 2.2(a), in which case, Cypress shall bear the reasonable cost of the inspection. Information disclosed pursuant to this Section 2.2(g) shall be governed by the Confidentiality Agreement.

2.3 Escrow; Release from Escrow of Cash; Innovation Works Holdback.

(a) Upon the Closing, Cypress shall withhold, from the Closing Consideration otherwise payable to Cellatope pursuant to Section 2.1, cash equal to $200,000 (the “Escrow Fund,” and the amounts contained in the Escrow Fund being referred to as the “Escrow Funds”). The contents of the Escrow Fund shall be delivered to Bank of America, National Association as escrow agent (the “Escrow Agent”). The Escrow Fund shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit I (the “Escrow Agreement”) The Escrow Fund shall be held exclusively by the Escrow Agent.

(b) The Escrow Fund shall be held in the name of the Escrow Agent as collateral to secure the rights of the Cypress Indemnitees under Section 10 hereof for a period of time ending on the date that is 18 months after the Closing Date (the “Escrow Claim Period”); provided, however., that in the event any Cypress Indemnitee has timely made a Claim in accordance with the terms of Section 10 that remains unresolved at the end of the Escrow Claim Period, then such claim shall survive the end of the Escrow Claim Period until such time as such claim is fully and finally resolved. Notwithstanding the foregoing, Indemnification Demands made by Cypress Indemnitees relating to any alleged breach of any of the representations and warranties in Section 3.5 (Intellectual Property) of this Agreement may be made until the earlier of payment of the Milestone Consideration or the Holdback Payment Date; provided, however, that in the event any Cypress Indemnitee has timely made a Claim relating to any alleged breach of any of the representations and warranties in Section 3.5 (Intellectual Property) of this Agreement that remains unresolved on the date of the earlier of payment of the Milestone Consideration or the Holdback Payment Date, then such claim shall survive beyond payment of the Milestone Consideration or the Holdback Payment Date, as applicable, until such time as such claim is fully and finally resolved. If on or prior to the expiration of the Escrow Claim Period, any Cypress Indemnitee has made an Indemnification Demand containing a claim which has not been resolved prior to the expiration of the Escrow Claim Period in accordance with Section 10 and the Escrow Agreement, the Escrow Agent shall retain in the Escrow Account after the expiration of the Escrow Claim Period, Escrow Funds having an aggregate value equal to the Asserted Damages Amount or contested portion of the Asserted Damages Amount, as the case may be, with respect to all claims which have not then been resolved. If on or prior to the earlier of the payment of the Milestone Consideration or the Holdback Payment Date, any Cypress Indemnitee has made an Indemnification Demand containing a claim relating to any alleged breach of any of the representations and warranties in Section 3.5 (Intellectual Property) of this Agreement which has not been resolved prior to the earlier of the payment of the Milestone Consideration or the Holdback Payment Date, Cypress shall be entitled to retain after the earlier of the payment of the Milestone Consideration or the Holdback Payment Date, Set-Off Funds having an aggregate value equal to the Asserted Damages Amount or contested portion of the Asserted Damages Amount, as the case may be, with respect to all such claims which have not then been resolved.

(c) In addition to the Escrow Funds, upon the Closing, Cypress shall pursuant to the Innovation Works Agreement withhold from the Closing Consideration otherwise payable to Cellatope pursuant to Section 2.1, an amount of cash equal to $487,100.00 (the “Innovation Works Holdback”), In the event that Cypress has not received the IW Holdback Notice (as defined in the Innovation Works Agreement) from Innovation Works prior to the date (the “Holdback Release Date”) that is four months following the termination of the Reporting Period (as defined in the Innovation Works Agreement), subject to the provisions of the Innovation Works Agreement, Cypress shall pay to Cellatope the Innovation Works Holdback in cash within ten business days after the Holdback Release Date (the “Holdback Payment Date”).

(d) In the event that this Agreement is approved by Cellatope Stockholders, then all such Cellatope Stockholders shall, without any further act of any Cellatope Stockholder, be deemed to have consented to and approved (i) the use of the Escrow Fund as collateral to secure the rights of the Cypress Indemnitees to be indemnified for Damages under Section 10, as well as the potential set-off against the Annual Payments and the Milestone Consideration by the Cypress Indemnitees (up to the maximum amount set forth in Section 10.2(b)) to secure such rights and provide for such potential Damages, in each case under Section 10 in the manner set forth herein and in the Escrow Agreement and (ii) the withholding of the Innovation Works Holdback from the Closing Consideration for the purpose of making the payment contemplated in the Innovation Works Agreement, which payment would become due and payable to Innovation Works under the circumstances set forth in the Innovation Works Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF CELLATOPE.

Except as set forth on a correspondingly numbered section of the Cellatope Disclosure Schedule, Cellatope represents and warrants, as of the date hereof, to and for the benefit of the Cypress Indemnitees, as set forth below. The disclosure in any section or subsection of the Cellatope Disclosure Schedule shall qualify other sections and subsections in this Section 3 only to the extent it is readily apparent that the disclosure contained in such section or subsection of the Cellatope Disclosure Schedule contains enough information regarding the subject matter of the other representations in this Section 3 as to clearly qualify or otherwise clearly apply to such other representations and warranties (including by appropriate cross referencing).

3.1 Due Organization.

(a) Cellatope is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Cellatope is qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction where its business requires such qualification except where the failure to be so qualified, authorized, registered or licensed would not have a material adverse effect on the Acquired Assets or on the rights or ability of Cypress or any of its Affiliates to own or use the Acquired Assets after Closing. Cellatope has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Cellatope Contracts.

(b) Cellatope has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names “Cellatope Corporation” and “StageMark, Inc.”

3.2 Absence of Changes. Except as set forth in Part 3.2 of the Cellatope Disclosure Schedule or otherwise contemplated in this Agreement, since September 30, 2008:

(a) there has not occurred any event, fact or circumstance which has resulted in, or would reasonably be expected to result in, a material adverse effect on the Acquired Assets or the right or ability of Cypress or any of its Affiliates to own or use the Acquired Assets after Closing;

(b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Acquired Assets in any material respect; and

(c) Cellatope has not sold or otherwise transferred, or leased, or licensed, any assets (tangible or intangible) relating to the Technology, or agreed to do any of the foregoing (except pursuant to this Agreement).

3.3 Title to Assets.

(a) None of the Acquired Assets is subject to any Encumbrances (including Tax-related Encumbrances) At the Closing Date, Cellatope will transfer to Cypress good and marketable title to all Acquired Assets, free and clear of any Encumbrances.

(b) As of the Closing Date, no Affiliate of Cellatope will own, Control (or otherwise control) or have custody of any Acquired Asset.

(c) Except as contemplated by this Agreement and the Related Agreements, neither Cellatope nor any of its Affiliates has any agreement, absolute or contingent, written or oral, with any other Person to effect any Acquisition Transaction or to sell or otherwise transfer any of the Acquired Assets.

3.4 Equipment, Etc.

(a) All items of equipment and other tangible assets owned by or leased to Cellatope that are included in the Acquired Assets are adequate for the uses to which they are being put and are structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted).

3.5 Intellectual Property.

(a) Part 3.5(a) of the Cellatope Disclosure Schedule accurately identifies and describes each proprietary product or service included in the Acquired Assets that has been or is under development or was developed, was or is the subject of any regulatory filing, has been or is undergoing pre-clinical or human clinical trials or has been or is being commercially sold by Cellatope (the “Cellatope Products”).

(b) Part 3.5(b) of the Cellatope Disclosure Schedule accurately identifies, with respect to the Acquired Assets (i) each item of Registered IP in which Cellatope has or purports to have an ownership interest of any nature and the nature of the ownership interest (e.g., exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered LP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each product or service identified in Part 3.5(a) of the Cellatope Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. Cellatope has provided to Cypress access to complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered IP.

(c) Part 3.5(c) of the Cellatope Disclosure Schedule accurately identifies, with respect to the Acquired Assets (i) all Intellectual Property Rights or Intellectual Property licensed to Cellatope (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of Cellatope’s products or services identified in Part 3.5(a) of the Cellatope Disclosure Schedule, and (C) is generally available on standard terms for less than $5,000); (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to Cellatope; and (iii) whether the license or licenses granted to Cellatope are exclusive or non-exclusive.

(d) Part 3.5(d) of the Cellatope Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Cellatope IP included in the Acquired Assets. Cellatope is not bound by, and no Cellatope IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Cellatope to use, exploit, assert, or enforce any Cellatope IP included in the Acquired Assets anywhere in the world.

(e) Part 3.5(e) of the Cellatope Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by Cellatope to any other Person upon or for the manufacture, sale, or distribution of any Cellatope Product or the use of any Cellatope IP.

(f) Cellatope has provided to Cypress a complete and accurate copy of each standard form of Cellatope IP Contract used by Cellatope and relating to any of the Acquired Assets, including each standard form of (i) license agreement; (ii) employee agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iii) consulting or independent contractor agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (iv) confidentiality or nondisclosure agreement. Part 3 5(e) of the Cellatope Disclosure Schedule accurately identifies each Cellatope IP Contract relating to any of the Acquired Assets that deviates in any material respect from the corresponding standard form agreement provided to Cypress.

(g) Cellatope exclusively owns all right, title, and interest to and in the Cellatope IP included in the Acquired Assets (other than Intellectual Property Rights or Intellectual Property exclusively licensed to Cellatope, as identified in Part 3.5(c) of the Cellatope Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the Contracts listed in Part 3.5(d) of the Cellatope Disclosure Schedule). Without limiting the generality of the foregoing:

(1) All documents and instruments necessary to perfect the rights of Cellatope in the Cellatope IP included in the Acquired Assets have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(2) Each Person who is or was an employee or contractor of Cellatope and who is or was involved in the creation or development of any Cellatope IP included in the Acquired Assets has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to Cellatope and confidentiality provisions protecting the Cellatope IP. No current or former stockholder, officer, director, or employee or contractor of Cellatope has any claim, right (whether or not currently exercisable), or interest to or in any Cellatope IP included in the Acquired Assets that has not been validly assigned to Cellatope. No officer or employee of Cellatope is (i) bound by or otherwise subject to any Contract restricting him from performing his duties for Cellatope or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an officer or employee of Cellatope.

(3) Except as set forth on Part 3.5(g) of the Cellatope Disclosure Schedule, no funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Cellatope IP included in the Acquired Assets.

(4) Cellatope has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information included in the Acquired Assets.

(5) Cellatope has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right included in the Acquired Assets to any other Person.

(6) Cellatope is not now and never was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Cellatope to grant or offer to any other Person any license or right to any Cellatope IP included in the Acquired Assets.

(h) To Cellatope’s knowledge, all Cellatope IP included in the Acquired Assets is subsisting and enforceable. Without limiting the generality of the foregoing:

(1) Each U.S. patent application and U.S. patent included in the Acquired Assets in which Cellatope has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent included in the Acquired Assets in which Cellatope has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being first made available to the public.

(2) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Cellatope that is included in the Acquired Assets conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) included in the Acquired Assets in which Cellatope has or purports to have an ownership interest has been impaired.

(3) Each item of Cellatope IP included in the Acquired Assets that is Registered IP is and at all times has been in all material respects in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Cellatope IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of Cellatope that is included in the Acquired Assets has been abandoned, allowed to lapse, or rejected. Part 3.5(h)(3) of the Cellatope Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is ninety (90) days after the Closing Date in order to maintain such item of Cellatope IP in full force and effect.

(4) No interference, opposition, reissue, reexamination, or other proceeding is pending or, to Cellatope’s knowledge, threatened, in which the scope, validity, or enforceability of any Cellatope IP included in the Acquired Assets is being, has been, or could reasonably be expected to be contested or challenged. To Cellatope’s knowledge, there is no valid basis for a claim that any of such Cellatope IP is invalid or unenforceable.

(i) To Cellatope’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Cellatope IP included in the Acquired Assets. Part 3.5(i) of the Cellatope Disclosure Schedule accurately identifies (and Cellatope has provided to Cypress a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to Cellatope or any Representative of Cellatope regarding any actual, alleged, or suspected infringement or misappropriation of any Cellatope IP included in the Acquired Assets, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j) Neither the execution, delivery, or performance of this Agreement (or any of the Related Agreements) nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, with respect to the Acquired Assets, (a) a loss of, or Encumbrance on, any Cellatope IP included in the Acquired Assets; (b) a breach by Cellatope of any license agreement listed or required to be listed in Part 3.5(c) of the Cellatope Disclosure Schedule or any other Cellatope IP Contract related to the Acquired Assets; (c) the release, disclosure, or delivery of any Cellatope IP included in the Acquired Assets by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Cellatope IP included in the Acquired Assets.

(k) To Cellatope’s knowledge, Cellatope has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person.

(i) No claim of infringement or misappropriation, or similar claim or Legal Proceeding involving the Acquired Assets is pending or, to Cellatope’s knowledge, threatened against Cellatope or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by Cellatope with respect to such claim or Legal Proceeding, Cellatope has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Rights of another Person.

(ii) Cellatope is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim related to the Acquired Assets.

(l) To Cellatope’s knowledge, no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to Cellatope and included in the Acquired Assets is pending or has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by Cellatope, or (ii) the development, manufacturing, marketing, distribution, licensing, or sale of any Cellatope Product.

3.6 Contracts.

(a) Cellatope has delivered or made available to Cypress accurate and complete copies of all Acquired Contracts, including all amendments thereto. Each Acquired Contract is valid and in full force and effect and is enforceable against Cellatope in accordance with its terms.

(b) To Cellatope’s knowledge, since Cellatope’s inception, no Person has violated or breached, or declared or committed any material default under, any Acquired Contract; and no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Acquired Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Contract, (C) give any Person the right to accelerate the maturity or performance of any Acquired Contract, or (D) give any Person the right to cancel, terminate or materially modify any Acquired Contract. Cellatope has not received any written notice or other written communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Acquired Contract and has not waived any material right under any Acquired Contract.

(c) Cellatope has not received any written notice or other written communication, or any other written information, or to the knowledge of Cellatope, any oral notice, communication or other information, in each case indicating that any party to any Acquired Contract is insolvent or unable to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities thereunder.

(d) The performance of the Acquired Contracts by Cellatope has not resulted in any violation of or failure to comply with any Legal Requirement in any material respect.

(e) No party to an Acquired Contract is currently renegotiating the terms of such Acquired Contract with Cellatope, and no such party has the contractual right with Cellatope to renegotiate, any amount paid or payable to Cellatope under any Acquired Contract except as may be expressly permitted by the terms thereof and as set forth in Part 3.6(e) of the Cellatope Disclosure Schedule.

(f) As of the date of this Agreement, Cellatope has no knowledge of any express indication from any party to any Acquired Contract based upon which Cellatope could reasonably be expected to conclude that such party may object to (i) the assignment to Cypress of any right under such Acquired Contract, or (ii) the delegation to or performance by Cypress of any obligation under such Acquired Contract.

(g) Part 3.6(g) of the Cellatope Disclosure Schedule identifies each Consent required from any Person for the legal assignment from Cellatope to Cypress or assumption by Cypress of each Acquired Contract from Cellatope.

3.7 Compliance with Legal Requirements. Cellatope is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets, except to the extent any such noncompliance would not reasonably be expected to have a material adverse effect on the Acquired Assets or on the rights or ability of Cypress or any of its Affiliates to own or use the Acquired Assets after Closing. No event has occurred, and no condition or circumstance exists, that could (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Cellatope of, or a failure on the part of Cellatope to comply with, any Legal Requirement, except to the extent any such noncompliance could not reasonably be expected to have a material adverse effect on the Acquired Assets or on the rights or ability of Cypress or any of its Affiliates to own or use the Acquired Assets after Closing. Cellatope has not received any written notice or other written communication, or any other written information, or to Cellatope’s knowledge, any oral notice, communication or other information, at any time, from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of Cellatope to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

3.8 Governmental Authorizations. Part 3.8 of the Cellatope Disclosure Schedule identifies each Governmental Authorization that is held by Cellatope and is related to the Acquired Assets. Cellatope has delivered to Cypress accurate and complete copies of all of the Governmental Authorizations identified in Part 3.8 of the Cellatope Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or requited to be identified in Part 3.8 of the Cellatope Disclosure Schedule is valid and in full force and effect. Cellatope is and has at all times been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.8 of the Cellatope Disclosure Schedule, except to the extent any such noncompliance could not reasonably be expected to have a material adverse effect on the Acquired Assets or on the rights or ability of Cypress or any of its Affiliates to own or use the Acquired Assets after Closing. To Cellatope’s knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 3.8 of the Cellatope Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification in any material respect of any Governmental Authorization identified or required to be identified in Part 3.8 of the Cellatope Disclosure Schedule. Cellatope has not received any written notice or other written communication (from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization primarily related to the Acquired Assets, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification in any material respect of any such Governmental Authorization. The Governmental Authorizations identified in Part 3 8 of the Cellatope Disclosure Schedule constitute all of the Governmental Authorizations necessary to permit Cellatope to own and use the Acquired Assets in the manner in which they are currently owned or used.

3.9 Tax Matters.

(a) To the extent the failure to do so would have a material adverse effect on the Acquired Assets or on the rights or ability of Cypress or any of its Affiliates to own or use the Acquired Assets after Closing or to the extent the failure to do so would result in any liability to Cypress following the Closing, Cellatope (a) has paid all Taxes it is required to pay to the appropriate Governmental Body and (b) has filed all Tax Returns it is required to file.

(b) No Cellatope Return relating to income Taxes has ever been examined or audited by any Governmental Body and there have been no examinations or audits of any Cellatope Return. No extension or waiver of the limitation period applicable to any of the Cellatope Returns has been granted by Cellatope, and no such extension or waiver has been requested in writing from Cellatope.

(c) There are no Legal Proceedings pending or, to Cellatope’s knowledge, threatened against or with respect to Cellatope in respect of any Tax. There are no unsatisfied liabilities for Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Cellatope with respect to any Tax. There are no liens for Taxes upon any of the assets of Cellatope except liens for current Taxes not yet delinquent or for Taxes being contested in good faith.

(d) Cellatope has withheld, collected, deposited or paid all Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

(e) No jurisdiction in which Cellatope does not file Tax Returns has ever asserted that Cellatope may be required to file a Tax Return in such jurisdiction.

3.10 Labor Matters. To Cellatope’s knowledge, except as set forth on Part 3.10 of the Cellatope Disclosure Schedule, no officer, employee or consultant of Cellatope is obligated under any Contract or subject to any Order or Legal Requirement that relates in any respect to the Acquired Assets or the work performed by such officer, employee or consultant with respect to the Acquired Assets prior to the Closing.

3.11 Affiliate Transactions. Except as set forth on Part 3.11 of the Cellatope Disclosure Schedule, no Affiliate of Cellatope: (a) has any direct or indirect proprietary interest of any nature in any of the Acquired Assets; (b) has entered into, or has any direct or indirect financial interest in, any Acquired Contract; or (c) has any claim or right against the Acquired Assets. To Cellatope’s knowledge, no event has occurred, and no condition or circumstance exists, that could (with or without notice or lapse of time) give rise to or serve as a basis for any claim or right in favor of any Affiliate of Cellatope against the Acquired Assets.

3.12 Legal Proceedings; Orders. There is no pending Legal Proceeding, and, to Cellatope’s knowledge, no Legal Proceeding is being threatened against Cellatope or any of its officers or directors in their capacity as such and no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding. There is no Order to which Cellatope, or any of the Acquired Assets is subject; and none of the Affiliates of Cellatope is subject to any Order that relates to the Acquired Assets.

3.13 Authority; Binding Nature of Agreement.

(a) Subject to obtaining the requisite approval of Cellatope’s stockholders in accordance with the DGCL and its certificate of incorporation and bylaws, Cellatope has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party; and the execution, delivery and performance by Cellatope of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of Cellatope and its board of directors. The prior written consent or affirmative vote of the holders of at least (1) 66 2/3% of the shares of Cellatope’s Series B Preferred Stock, (2) a majority of the shares of Cellatope’s Series A Preferred Stock and (3) a majority of the shares of Cellatope’s common stock, outstanding as of the close of business on the date on which the Cellatope board of directors approves the principal terms of this Agreement and the Transactions (the “Board Approval Date”) (or such other date as Cellatope’s board of directors sets as the record date for stockholders to approve this Agreement and the Transactions) are the only consents or approvals of the stockholders of Cellatope needed to approve the principal terms of this Agreement and to approve the Transactions (the “Required Cellatope Stockholder Approval”). This Agreement and each Related Agreement that has been executed and delivered by Cellatope has been duly executed and delivered by Cellatope, and assuming due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of Cellatope, enforceable against Cellatope in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The affirmative vote of the shares of Cellatope Capital Stock subject to the Voting Agreements are sufficient, and as of the Board Approval Date (or such other date as Cellatope’s board of directors sets as the record date for stockholders to approve this Agreement and the Transactions) will be sufficient, without the affirmative vote of holders of any additional shares of Cellatope Capital Stock, to obtain the Required Cellatope Stockholder Approval.

3.14 Non-Contravention; Consents. Neither the execution and delivery of this Agreement or any of the Related Agreements to which Cellatope is a party by Cellatope, nor the consummation or performance of any of the Transactions by Cellatope (assuming receipt of the Required Cellatope Stockholder Approval and execution and delivery of the Innovation Works Agreement and the Amended Pittsburgh License), will directly or indirectly (with or without notice or lapse of time):

(a) give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Cellatope or any Affiliate of Cellatope, or any of the Acquired Assets, is

subject, including by revoking, withdrawing, suspending, cancelling, terminating or modifying any Governmental Authorization that is included in the Acquired Assets;

(b) contravene or result in a violation of the certificate of incorporation or bylaws of Cellatope;

(c) contravene, conflict with or result in a violation or breach of, or result in a default under, (i) any provision of any Acquired Contract or (ii) any other Contract of Cellatope, in the case of clause (ii) of this Section 3.14(c), solely to the extent such contravention, violation or breach could reasonably be expected to prevent, enjoin, alter or delay the Transactions; or

(d) result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets.

(e) require any filing with or notice to, or Consent from, any Person.

3.15 Regulatory Compliance.

(a) No Cellatope Products being developed are subject to the jurisdiction of the FDA, the Food and Drug and Cosmetic Act, the Public Health Service Act, their applicable implementing regulations or any comparable state laws and regulations.

(b) Cellatope has not conducted any clinical or pre-clinical trials with respect to any Cellatope Products.

(c) None of the manufacturing operations conducted by or for the benefit of Cellatope with respect to the Cellatope Products that have been or are being conducted are subject to the FDA’s current Good Clinical Practices regulations and Good Laboratory Practices regulations for drug and biological products. In addition, Cellatope is not subject to any of the registration or listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 or any similar applicable Legal Requirements with respect to the Acquired Assets.

(d) No animal studies, preclinical tests or human clinical trials have been performed in connection with or as the basis for any regulatory approval required for Cellatope Products.

(e) Cellatope has provided Cypress with copies of all notices of inspectional observations, establishment inspection reports and any other documents received from Governmental Bodies and related to any of the Cellatope Products, that indicate or suggest lack of compliance with the regulatory requirements of such Governmental Bodies. Cellatope has made available to Cypress for review all correspondence to or from all Governmental Bodies, minutes of meetings, written reports of phone conversations, visits or other contact with Governmental Bodies, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from Governmental Bodies, or prepared by or which bear in any way on Cellatope’s compliance with regulatory requirements of Governmental Bodies with respect to the Cellatope Products, or on the likelihood of timing of approval of any Cellatope Products.

3.16 Finder’s Fee. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s, success or other fee or commission in connection with the consummation of this Agreement or any of the Transactions based upon arrangements made by or on behalf of Cellatope.

3.17 Full Disclosure. This Agreement and the Cellatope Disclosure Schedule do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or are made or provided, not false or misleading.

3.18 Agreements with Innovation Works. Other than Agreement Numbers 2004W.CB01223R-1 dated June 1, 2005, 2004W.CB01223R-2 dated October 19, 2005, 2005W.CC01245R-1 dated May 8, 2006, 2006W.CB01223R-3 dated October 17, 2006 and 2006W.CB01223R-4 dated March 21, 2007 between Cellatope and Innovation Works and as set forth on Part 3.18 to the Cellatope Disclosure Schedule, there are no funding or financing agreements or agreements of any kind in force between Cellatope and Innovation Works.

3.19 Cellatope’s Knowledge. Cellatope has caused each of Joseph Ahearn, M.D., Daniel Graziano, Albert D, Donnenberg, Ph.D., Edward L. Erickson and Lorraine G. LoPresti to make due inquiry of each fact or matter with respect to which Cellatope has made any representation or warranty herein that is qualified by Cellatope’s knowledge.

4.	REPRESENTATIONS AND WARRANTIES OF CYPRESS.

Except as set forth on a correspondingly numbered section of the Cypress Disclosure Schedule, Cypress represents and warrants, as of the date hereof, to and for the benefit of Cellatope, as set forth below. The disclosure in any section or subsection of the Cypress Disclosure Schedule shall qualify other sections and subsections in this Section 4 only to the extent it is readily apparent that the disclosure contained in such section or subsection of the Cypress Disclosure Schedule contains enough information regarding the subject matter of the other representations in this Section 4 as to clearly qualify or otherwise clearly apply to such other representations and warranties (including by appropriate cross referencing).

4.1 Due Organization. Cypress is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Cypress is qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction where its business requires such qualification except where the failure to be so qualified, authorized, registered or licensed would not have a material adverse effect on Cypress’ business or operations. Cypress has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.

4.2 Authority; Binding Nature Of Agreements. Cypress has the corporate power and authority to enter into and perform its obligations under each of this Agreement and the Related Agreements to which it is a party, and the execution and delivery and performance by

Cypress of each of this Agreement and the Related Agreements to which it is a party has been duly authorized by all necessary corporate action on the part of Cypress. This Agreement and each Related Agreement to which it is a party constitutes the legal, valid and binding obligation of Cypress, enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally or to general principles of equity.

4.3 Governmental and Other Authorizations. The execution, delivery and performance by Cypress of this Agreement and the Related Agreements, and the consummation by it of the Transactions, require no filings with or notices to or approvals of any Governmental Body on the part of Cypress or any material consent, waiver or approval of any other Person, other than a Governmental Body, on the part of Cypress, except where the failure to obtain such waivers, consents or approvals or to make such filings or give such notice would not have a material adverse effect on Cypress’ business or operations.

4.4 Non-Contravention. Neither the execution and delivery of this Agreement or any of the Related Agreements by Cypress, nor the consummation or performance of any of the Transactions by Cypress, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions;

(b) contravene, conflict with or result in a violation of the certificate of incorporation or bylaws of Cypress; or

(c) contravene or result in a violation or breach of any Contract of Cypress, solely to the extent such contravention, violation or breach could reasonably be expected to prevent, enjoin, alter or delay the Transactions.

4.5 Litigation; Compliance with Legal Requirements. There is no pending Legal Proceeding, and, to Cypress’ Knowledge, no Person has threatened in writing to commence any Legal Proceeding against Cypress or any of its Affiliates that challenges, or that could have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

5.	CERTAIN COVENANTS OF CELLATOPE AND CYPRESS.

5.1 Access and Investigation. Except as may be reasonably appropriate to ensure compliance with respect to any applicable Legal Requirements (including, without limitation, any applicable antitrust regulations), and subject to any confidentiality obligations or applicable privileges (including, without limitation, the attorney-client privilege), during the Pre-Closing Period, Cellatope will give Cypress and its Representatives reasonable access to its Representatives, the Acquired Assets and the existing books, records, work papers and other documents and information relating to the Acquired Assets as Cypress may reasonably request during normal business hours and upon reasonable prior notice, all for the purpose of enabling Cypress and its Representatives to conduct, at their own expense, business reviews and investigations of the Acquired Assets.

5.2 Operation of Cellatope’s Business.

(a) Except as otherwise expressly contemplated by this Agreement and the Related Agreements, Cellatope shall use its commercially reasonable efforts to ensure that, during the Pre-Closing Period, Cellatope conducts its operations (A) exclusively in the ordinary course of business and consistent with past practices and in substantially the same manner as such operations have been conducted prior to the date of this Agreement and (B) in compliance with all applicable material Legal Requirements and in compliance with the requirements of all Acquired Contracts.

(b) During the Pre-Closing Period, except as expressly contemplated by this Agreement, Cellatope shall not (without the prior written consent of Cypress):

(i) commence or settle any Legal Proceeding affecting the Acquired Assets;

(ii) become a party to or authorize any Acquisition Transaction;

(iii) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or dissolution (other than such plans as shall be expressly conditioned on the occurrence of the Closing, to take effect from and after such time);

(iv) sell or otherwise dispose of, or lease or license, any Acquired Asset to any Person, or waive or relinquish any right included in the Acquired Assets;

(v) take any action (or fail to take any action) that could reasonably be expected to (with or without notice or lapse of time) result in a violation, breach or default of any of the provisions of any Acquired Contract;

(vi) enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices that affects the Acquired Assets (other than the actions required to be taken under this Agreement or that are consistent with the Transactions); or

(vii) authorize, agree, commit or enter into any agreement to take any of the actions described in clauses “(i)” through “(vi)” of this Section 5.2(b).

5.3 Stockholder Approval.

(a) As soon as practicable after the date hereof, Cellatope shall take all action necessary under Cellatope’s certificate of incorporation and bylaws and all applicable Legal Requirements to submit this Agreement, the Related Agreements (if applicable) and the Transactions to the stockholders of Cellatope for approval via written stockholder consent. Cellatope will prepare and distribute to Cellatope’s stockholders in connection with the solicitation of the Required Cellatope Stockholder Approval an information statement (the “Cellatope Information Statement”) in compliance with all applicable Legal Requirements and Cellatope’s certificate of incorporation and bylaws. Cellatope shall (i) solicit from stockholders of Cellatope in compliance with applicable Legal Requirements and Cellatope’s certificate of incorporation and bylaws written consents to approve this Agreement and the Transactions and (ii) use its commercially reasonable efforts to obtain the Required Cellatope Stockholder Approval as soon as reasonably possible following the execution of this Agreement.

(b) The board of directors of Cellatope unanimously recommended that Cellatope’s stockholders vote to approve this Agreement and the Transactions (the “Recommendation”). The Cellatope Information Statement shall include the Recommendation. Neither the board of directors of Cellatope nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Cypress, the Recommendation. For purposes of this Agreement, the Recommendation shall be deemed to have been modified in a manner adverse to Cypress if such Recommendation shall no longer be unanimous.

6.	ADDITIONAL COVENANTS OF THE PARTIES.

6.1 Filings and Consents; Additional Agreements. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Transactions. Cellatope shall (upon request) promptly deliver to Cypress a copy of each such filing made, each such notice given and each such Consent obtained by Cellatope during the Pre-Closing Period. Cypress shall (upon request) promptly deliver to Cellatope a copy of each such filing made, each such notice given and each such Consent obtained by Cypress during the Pre-Closing Period. In addition, Cypress and Cellatope shall use commercially reasonable efforts (y) to cause the conditions set forth in Section 7, in the case of Cellatope, and in Section 8, in the case of Cypress, to be satisfied as soon as practicable prior to the Termination Date and (z) to take, or cause to be taken, all actions necessary to consummate the Transactions as soon as practicable prior to the Termination Date.

6.2 Notification. During the Pre-Closing Period, each party shall promptly notify the other in writing of, and shall subsequently keep such other party updated on a current basis regarding: (a) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any breach of any covenant or obligation; and (d) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely.

6.3 No Negotiation. Cellatope shall ensure that, during the Pre-Closing Period, neither it nor any of its Representatives, directly or indirectly: (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than Cypress) related to an Acquisition Transaction; (b) participates in any discussions or negotiations with or enters into any agreement with, or provides any information to, any Person (other than Cypress) relating to an Acquisition Transaction; or (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than Cypress) relating to an Acquisition Transaction. Cellatope shall immediately cease and cause to be terminated any Contract or discussions with any Person (other than Cypress) related to an Acquisition Transaction.

6.4 Public Announcements. During the Pre-Closing Period, Cypress shall not (and Cypress shall not permit any Representative of Cypress to) issue any press release or make any public statement regarding this Agreement, the Related Agreements or the Transactions, without Cellatope’s prior written consent, provided, however, that nothing herein shall be deemed to prohibit Cypress from making any public disclosure Cypress deems necessary or appropriate under applicable Legal Requirements, provided Cypress, if in its exercise of reasonable diligence has sufficient time to do so, has provided Cellatope a copy of any proposed public disclosure. Cellatope shall not (and Cellatope shall not permit any Representative of Cellatope to) issue any press release or make any public statement regarding this Agreement, the Related Agreements or the Transactions, without Cypress’ prior written consent.

6.5 Further Actions.

(a) From and after the Closing Date, Cellatope shall, and shall cause its Affiliates to, cooperate with Cypress and Cypress’ Affiliates and Representatives, and shall execute and deliver such documents and take such other actions as Cypress may reasonably request, for the purpose of evidencing the Transactions and putting Cypress in possession and control of all of the Acquired Assets.

(b) From and after the Closing Date, Cellatope shall, and shall cause its Affiliates to, reasonably cooperate with Cypress in its efforts to continue and maintain for the benefit of Cypress those business relationships of Cellatope existing prior to the Closing Date and related to or involving any of the Acquired Assets, including relationships with lessors, licensors, suppliers, vendors and others. Neither Cellatope nor any of its Affiliates or its or their Representatives shall take any action after the Closing Date which would reasonably be expected to diminish the value of the Acquired Assets, and neither Cellatope nor any of its Affiliates will satisfy any of the Excluded Liabilities in a manner reasonably likely to be detrimental to such relationships, individually or as a whole.

(c) Cellatope and Cypress will cooperate in good faith in connection with the filing of Tax Returns, any audit or Legal Proceeding with respect to Taxes and in connection with any other Legal Proceeding in each case relating to the Acquired Assets, as and to the extent reasonably requested by Cypress or Cellatope. Such cooperation shall include (i) Cellatope, upon reasonable notice and during normal business hours, providing access to Cypress and its Representatives to the books and records relating to the Acquired Assets, (ii) the retention and (upon a party’s request, but subject, in each case, to neither Cellatope nor Cypress being obligated to provide any records or information in the event that doing so could reasonably be expected to result in a waiver of any applicable attorney-client privilege) the provision of records and information which are reasonably relevant to the preparation of Tax Returns or to any such

Legal Proceeding and (iii) making relevant employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Cellatope and Cypress shall (iv) retain all records with respect to Tax matters pertinent to the Acquired Assets relating to any period beginning before the Closing Date until the expiration of all relevant statutes of limitations (and, to the extent notified by Cellatope or Cypress, any extensions thereof), and abide by all record retention agreements entered into with any Governmental Body with respect to Taxes (with respect to agreements of another party, to the extent notified thereof) and (v) give the other party to this Agreement reasonable written notice prior to transferring, destroying or discarding any such records.

6.6 Access to Records After the Closing. Except as may be reasonably appropriate to ensure compliance with respect to any applicable Legal Requirements (including, without limitation, any applicable antitrust regulations), and subject to any confidentiality obligations or applicable privileges (including, without limitation, the attorney-client privilege), for a period of two years after the Closing Date, Cypress and its Representatives shall have reasonable access, during normal business hours and at Cypress’ expense, to any reasonably available books, records, work papers and other documents and information relating to the Acquired Assets as Cypress may reasonably request.

6.7 Taxes. In the case of any real or personal property Taxes or any similar Taxes attributable to the Acquired Assets which Taxes are reported on a Tax Return covering a period commencing before the Closing Date and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Cellatope and Cypress on a per diem basis. The party required to pay any such Straddle Period Tax as required by law (the “Paying Party”) shall provide the other party (the “Non-Paying Party”) with a proof of payment and within 10 days of receipt of such proof of payment, the Non-Paying Party shall reimburse the Paying Party for its share of such Straddle Period Taxes. The party required to file a Tax Return with respect to Straddle Period Taxes shall do so within the time period prescribed by law.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF CYPRESS.

The obligations of Cypress to consummate the Transactions are subject to the satisfaction or written waiver by Cypress, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties made by Cellatope in this Agreement in connection with the Transactions shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any materiality qualifications), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving double effect to any materiality qualifications).

7.2 Performance of Covenants. All of the covenants and obligations that Cellatope is required to comply with or to perform at or prior to the Closing, considered individually and in the aggregate, shall have been complied with and performed in all material respects.

7.3 Stockholder Approval. This Agreement, the Related Agreements (to the extent applicable) and the Transactions shall have been duly approved by the Required Cellatope Stockholder Approval.

7.4 Consents. All Consents required to be obtained by Cellatope in connection with the Transactions (including the Consents identified in Part 3.14 of the Cellatope Disclosure Schedule) from any Person or Governmental Body shall have been obtained, shall be in full force and effect and all relevant statutory, regulatory or other governmental waiting periods, if any, whether domestic, foreign or supranational shall have expired.

7.5 Agreements and Documents. Cypress shall have received the following agreements and documents, each of which shall be in full force and effect:

(1) the Escrow Agreement, executed by the Escrow Agent and Cellatope;

(ii) the General Assignment and Assumption Agreement substantially in the form of Exhibit J, executed by Cellatope;

(iii) the Bill of Sale substantially in the form of Exhibit K, executed by Cellatope;

(iv) the Assignment of Patent Rights and the Assignment of Co-Owned Patent Rights substantially in the forms of Exhibit F and Exhibit G, respectively, executed by Cellatope;

(v) a certificate signed on behalf of Cellatope by the President of Cellatope representing and warranting that the conditions set forth in Section 7.1, Section 7.2, and Section 7.4 have been duly satisfied (the “Cellatope Compliance Certificate”);

(vi) a certificate, dated as of the Closing Date, signed by the Secretary of Cellatope (i) attaching true and correct copies of the certificate of incorporation and bylaws, and any amendments thereto, of Cellatope, (ii) certifying that attached thereto are true and correct copies of actions by written consent or resolutions duly approved by the board of directors and stockholders of Cellatope which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the Transactions, (iii) certifying that there are no proceedings for the dissolution or liquidation of Cellatope other than such proceedings pursuant to a plan of dissolution and liquidation approved by the Board of Directors of Cellatope which shall by its terms not be effective until after the Closing shall have occurred and (iv) certifying the incumbency, signature and authority of the officers of Cellatope authorized to execute, deliver and perform this Agreement and all Related Agreements executed or to be executed by Cellatope;

(vii) the Voting Agreement, executed by the Cellatope stockholders who are party thereto;

(viii) the Assignment of Trademarks substantially in the form of Exhibit 0, executed by Cellatope; and

(ix) the amendment to that certain Exclusive License Agreement dated October 14, 2005 between StageMark, Inc. (now Cellatope) and the University of Pittsburgh of the Common Wealth System of Higher Education (the “University of Pittsburgh”), as amended on or about May 25, 2006, and March 21, 2007 (the “Pittsburgh License”), which amendment shall be executed by Cypress, Cellatope and the University of Pittsburgh and will become effective immediately following the Closing (the Pittsburgh License, as amended by the further amendment described in this Section 7.5(ix), is referred to herein as the “Amended Pittsburgh License”).

7.6 No Material Adverse Effect. There shall not have occurred since the date of this Agreement any event, fact or circumstance which has resulted in, or would reasonably be expected to result in, a material adverse effect on the Acquired Assets or the right or ability of Cypress or any of its Affiliates to own or use the Acquired Assets after Closing.

7.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Transactions shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal.

7.8 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Cellatope nor Cypress shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Transactions; (b) relating to the Transactions and seeking to obtain from Cypress or any of its Affiliates any damages or other relief that may be material; or (c) which could reasonably be expected to materially and adversely affect the Transactions or the right or ability of Cypress or any of its Affiliates to own or use the Acquired Assets after the Closing.

7.9 No Other Litigation. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Cypress, there is a reasonable possibility of an outcome that could reasonably be expected to have a material adverse effect on the Transactions or the right or ability of Cypress or any of its Affiliates to own or use the Acquired Assets after Closing,

7.10 Consultant Matters. Each of Edward L. Erickson and Dennis Graziano shall have entered into a Consulting Agreement in substantially the form attached hereto as Exhibit B (including a Proprietary Information Assignment Agreement attached as an exhibit thereto), which Consulting Agreements shall become effective immediately following the Closing, and neither Edward L. Erickson nor Dennis Graziano shall have made any indication to Cypress, Cellatope or any of their Representatives that any such Person has a present intent to terminate such contractual relationship.

7.11 Innovation Works Agreement. The Innovation Works Agreement shall have been executed and delivered by the parties thereto and remain in full force and effect,

7.12 No Encumbrances. Cellatope shall have delivered evidence, reasonably satisfactory to Cypress, that all Encumbrances identified by Cypress prior to the Closing and relating to any of the Acquired Assets have been removed.

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF CELLATOPE.

Cellatope’s obligation to sell and transfer the Acquired Assets and to take the other actions required to be taken by Cellatope at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Cellatope, in whole or in part, in writing):

8.1 Accuracy of Representations. Each of the representations and warranties made by Cypress in this Agreement in connection with the Transactions shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any materiality qualifications), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving double effect to any materiality qualifications).

8.2 Performance of Covenants. All of the covenants and obligations that Cypress is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Documents. Cellatope shall have received (a) a certificate signed on behalf of Cypress by an executive officer of Cypress representing and warranting that the conditions set forth in Section 8.1, Section 8.2, and Section 8.7 have been duly satisfied, (b) the Escrow Agreement, executed by the Escrow Agent and Cypress, (c) the Innovation Works Agreement executed by Cypress and Innovation Works, (d) the Amended Pittsburgh License, executed by Cypress and the University of Pittsburgh, (e) the General Assignment and Assumption Agreement executed by Cypress, (f) the Assignment of Patent Rights, executed by Cypress, (g) the Assignment of Co-Owned Patent Rights, executed by Cypress and (h) the Assignment of Trademarks, executed by Cypress. Each of the agreements listed in subsections (b) through (h) of this Section 8.3 shall be in full force and effect.

8.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Transactions shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transactions that makes the consummation of the Transactions illegal.

8.5 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Cellatope nor Cypress shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Transactions; and (b) which could reasonably be expected to materially and adversely affect the Transactions or the right of Cellatope to receive the consideration set forth in Section 2.

8.6 Stockholder Approval. This Agreement, the Related Agreements (to the extent applicable) and the Transactions shall have been duly approved by the Required Cellatope Stockholder Approval.

8.7 Consents. All Consents, if any, required to be obtained by Cypress in connection with the Transactions from any Person or Governmental Body shall have been obtained (other than Consents which, pursuant to the terms of this Agreement, shall be obtained by Cypress following the Closing), shall be in full force and effect and all relevant statutory, regulatory or other governmental waiting periods, if any, whether domestic, foreign or supranational shall have expired.

8.8 Payment of Closing Consideration. Cypress shall have delivered to Cellatope the Closing Consideration (subject to the terms of Sections 2.1 and 2 3).

9.	TERMINATION.

9.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of Cypress and Cellatope;

(b) by either Cypress or Cellatope, if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the Transactions shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) must have used all reasonable efforts to remove any such Order;

(c) by Cypress if, within five business days of the date of execution of this Agreement the Required Cellatope Stockholder Approval shall not have been obtained;

(d) by Cypress if any of Cellatope’s representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of Cellatope’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that Cypress may not terminate this Agreement under this Section 9.1(d) on account of an inaccuracy in Cellatope’s representations and warranties or on account of a breach of a covenant by Cellatope if such inaccuracy or breach is curable by Cellatope unless Cellatope fails to cure such inaccuracy or breach within 5 days after receiving written notice from Cypress of such inaccuracy or breach;

(e) by Cellatope if any of Cypress’ representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of Cypress’ covenants contained in this Agreement shall have been breached in any material respect; provided, however, that Cellatope may not terminate this Agreement under this Section 9.1(e) on account of an inaccuracy in Cypress’ representations and warranties or on account of a breach of a covenant by Cypress if such inaccuracy or breach is curable unless Cypress fails to cure such inaccuracy or breach within 5 days after receiving written notice from Cellatope of such inaccuracy or breach; or

(f) by Cypress or Cellatope if the Closing has not taken place on or before February 23, 2009 (the “Termination Date”) (other than as a result of any failure on the part of the party attempting to terminate this Agreement to comply with or perform any of its covenants or obligations set forth in this Agreement).

9.2 Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 9.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither Cellatope nor Cypress shall be relieved of any obligation or liability arising from any inaccuracy or prior breach by such party of any representation, warranty, covenant or other provision of this Agreement and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11.

10.	INDEMNIFICATION, ETC.

10.1 Survival of Representations, Etc.

(a) The representations and warranties made by Cellatope in this Agreement (including the Cellatope Disclosure Schedule), Cellatope Compliance Certificate or in the certificate provided pursuant to Section 7.5(vi) shall survive the Closing and expire at the termination of the Escrow Claim Period; provided, however, that (A) if, at any time prior to the end of the Escrow Claim Period, any Cypress Indemnitee delivers to Cellatope a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Cellatope for which the Escrow Claim Period has not expired (and setting forth in reasonable detail the basis for such Cypress Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the end of the Escrow Claim Period until such time as such claim is fully and finally resolved, for the sole purpose of remaining in effect in order to permit such claim to be fully and finally resolved; and (B) the representations and warranties in Section 3.5 (Intellectual Property) shall survive until the earlier of the payment of the Milestone Consideration or the Holdback Payment Date; provided, however, that if, at any time prior to the earlier of the payment of the Milestone Consideration or the Holdback Payment Date, any Cypress Indemnitee delivers to Cellatope a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Cellatope in Section 3.5 (Intellectual Property) (and setting forth in reasonable detail the basis for such Cypress Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the earlier of the payment of the Milestone Consideration or the Holdback Payment Date until such time as such claim is fully and finally resolved, for the sole purpose of remaining in effect in order to permit such claim to be fully and finally resolved. All representations and warranties made by Cypress shall survive the Closing and expire at the termination of the Escrow Claim Period. All of the covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

(b) The representations, warranties, covenants and obligations of Cellatope, and the rights and remedies that may be exercised by the Cypress Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Cypress Indemnitees or any of their Representatives. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Section 10, or other remedy based on such representations, warranties, covenants, and obligations,

(c) For purposes of this Section 10, each statement or other item of information set forth in the Cellatope Disclosure Schedule shall be deemed to be a representation and warranty or a qualification to a representation or warranty, as the case may be, made by Cellatope in this Agreement.

10.2 Indemnification by the Parties.

(a) From and after the Closing Date (but subject to Section 10.1(a) and the limitations set forth in Section 10.3 below), each Cypress Indemnitee shall be held harmless and shall be indemnified from and against, and shall be compensated, reimbursed and paid for, any Damages which are directly or indirectly suffered or incurred by any Cypress Indemnitee or to which any Cypress Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach or (in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breach of any representation or warranty of Cellatope set forth in this Agreement, in the Cellatope Compliance Certificate, or in the certificate provided pursuant to Section 7.5(vi) (without giving effect, in each case, to any information provided by Cellatope pursuant to Section 62); (ii) any breach or (in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breach of any covenant or obligation of Cellatope set forth in this Agreement (including the covenants set forth in Sections 5 and 6) to be performed on or prior to Closing (without giving effect, in each case, to any information provided by Cellatope pursuant to Section 6.2), (iii) any Excluded Liability, (iv) any Liability incurred pursuant to any applicable bulk sale law or based on noncompliance therewith or (v) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (i) or (ii) or relating to clauses (iii) or (iv) above (including any Legal Proceeding commenced by any Cypress Indemnitee for the purpose of enforcing any of its rights under this Section 10 if a Cypress Indemnitee is the prevailing party therein).

(b) In the event any Cypress Indemnitee shall suffer any Damages for which such Cypress Indemnitee is entitled to indemnification under this Section 10 (as determined pursuant to Section 10.5), such Cypress Indemnitee shall be entitled to recover such Damages by, first, obtaining the amount of Escrow Funds, if any, equal in value to the aggregate amount of such Damages, and, second, once no Escrow Funds remain in the Escrow Fund pursuant to depletion of the Escrow Funds or expiration of the Escrow Claim Period, and only in the case of inaccuracies in or breaches or (in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breaches of any of the representations and warranties in Section 3.5 (Intellectual Property), by setting off the amount of such Damages (or the remaining amount of such Damages, after giving effect to any amounts obtained for such Damages from the Escrow Fund) up to a maximum of $300,000 payable pursuant to all set-offs (the “Set-Off Funds”) first against the next Annual Payment to come due, if applicable and second against any Milestone Consideration remaining to be paid, in accordance with Section 10.6. Any such set off against an Annual Payment or against Milestone Consideration shall be paid in cash. Claims for Set-off Funds made by the Cypress Indemnitees relating to any alleged breach of any of the representations and warranties in Section 3.5 (Intellectual Property) of this Agreement may be made until the earlier of the payment of the Milestone Consideration or the Holdback Payment Date. If at any time prior to the earlier of the payment of the Milestone Consideration or the Holdback Payment Date, any Cypress Indemnitee delivers to Cellatope a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Cellatope in Section 3.5 (Intellectual Property) (and setting forth in reasonable detail the basis for such Cypress Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the earlier of the payment of the Milestone Consideration or the Holdback Payment Date until such time as such claim is fully and finally resolved, for the sole purpose of remaining in effect in order to permit such claim to be fully and finally resolved. In addition to the foregoing, in the case of fraud or intentional misrepresentation, the Cypress Indemnitees shall be entitled to bring suit for and recover Damages without any limitation against Cellatope and against any other Person who committed or participated in such fraud or intentional misrepresentation.

(c) From and after the Closing Date (but subject to Section 10.1(a) and the limitations set forth in Section 10.3 below), each Cellatope Indemnitee shall be held harmless and shall be indemnified by Cypress from and against, and shall be compensated, reimbursed and paid for, any Damages which are directly or indirectly suffered or incurred by any Cellatope Indemnitee or to which any Cellatope Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach or (in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breach of any representation or warranty of Cypress set forth in this Agreement, in the Cypress Compliance Certificate, or in the certificate provided pursuant to Section 8.3 (without giving effect, in each case, to any information provided by Cypress pursuant to Section 6.2); (ii) any breach or (in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breach of any covenant or obligation of Cypress set forth in this Agreement (including the covenants set forth in Section 6) to be performed on or prior to Closing (without giving effect, in each case, to any information provided by Cypress pursuant to Section 6.2), (iii) any Assumed Liability or (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (i) or (ii) or relating to clause (iii) above (including any Legal Proceeding commenced by any Cellatope

Indemnitee for the purpose of enforcing any of its rights under this Section 10 if a Cellatope Indemnitee is the prevailing party therein).

10.3 Threshold/Limitations.

(a) Subject to Section 10.3(b), the Cypress Indemnitees shall not be entitled to any indemnification payment pursuant to Section 10.2(a)(i) (and under Section 10.2(a)(v) with respect to a Legal Proceeding relating to a claim under Section 10.2(a)(i)), until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Cypress Indemnitees, or to which any one or more of the Cypress Indemnitees has or have otherwise become subject, exceeds $10,000 in the aggregate (the “Threshold”). If the total amount of such Damages exceeds the Threshold, then the Cypress Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the full amount of such Damages, including the amount of the Threshold.

(b) The limitations that are set forth in Section 10.3(a) shall not apply in the case of fraud or intentional misrepresentation.

(c) Subject to Section 10.3(d), the Cellatope Indemnitees shall not be entitled to any indemnification payment pursuant to Section 10.2(c)(i) (and under Section 10.2(c)(iv) with respect to a Legal Proceeding relating to a claim under Section 10.2(c)(i)), until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Cellatope Indemnitees, or to which any one or more of the Cellatope Indemnitees has or have otherwise become subject, exceeds the Threshold. If the total amount of such Damages exceeds the Threshold, then the Cellatope Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the full amount of such Damages, including the amount of the Threshold, provided, however, that, notwithstanding the foregoing, the maximum aggregate liability of Cypress to the Cellatope Indemnitees for Damages under Section 10.2(c) shall equal ten percent of the Closing Consideration, Milestone Consideration and Annual Payments required to be paid to Cellatope pursuant to Section 2 of this Agreement at any time, and Cypress shall have no obligation under Section 10.2(c) to indemnify the Cellatope Indemnitees for Damages in excess of such amount.

(d) The limitations set forth in Section 10.3(c) shall not apply in the case of fraud or intentional misrepresentation.

10.4 Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Cypress, Cellatope or against any other Person) with respect to which any of the Cypress Indemnitees or Cellatope Indemnitees may be entitled to indemnification pursuant to this Section 10, the Cypress Indemnitee(s) or Cellatope Indemnitee(s) seeking indemnification (the “Indemnified Person”) shall promptly give the party obligated to provide indemnification under this Section 10 (the “Indemnifying Person”) and, with respect to Indemnification Demands made by Cypress Indemnitees, the Escrow Agent, written notice (a “Claim Notice”) of such claim (a “Claim”) or Legal Proceeding. If the contents and delivery of a Claim Notice satisfy the content and delivery requirements of an

Indemnification Demand pursuant to Section 10.5, then such Claim Notice shall also be deemed to be an Indemnification Demand. The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the third party making such Claim (to the extent then in the possession of the Indemnified Person) and shall describe in reasonable detail (to the extent known by the Indemnified Person) the facts constituting the basis for such Claim and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Person in delivering a Claim Notice shall relieve the Escrow Fund, any applicable Annual Payment or the Milestone Consideration or the Indemnifying Person, as applicable, from any indemnification liability hereunder except to the extent such failure materially prejudices the defense of such Claim or Legal Proceeding. The Indemnified Person shall have the right, at its election, to proceed with the defense of such Claim or Legal Proceeding on its own.

(b) Within 30 days of delivery of the Claim Notice, if the Indemnified Person has not elected to proceed with the defense of such Claim or Legal Proceeding on its own, the Indemnifying Person may elect (by written notice delivered to the Indemnified Person) to take all necessary steps to contest any Claim or Legal Proceeding involving third parties or to prosecute such Claim or Legal Proceeding to conclusion or settlement. If the Indemnifying Person makes the foregoing election, the Indemnified Person will have the right to participate at its own expense in all proceedings. If the Indemnifying Person does not make such election within such period or fails to diligently contest such Claim or Legal Proceeding after such election, then the Indemnified Person shall be free to handle the prosecution or defense of any such Claim or Legal Proceeding, and will take all necessary steps to contest the Claim or Legal Proceeding involving third parties or to prosecute such Claim or Legal Proceeding to conclusion or settlement, and will notify the Indemnifying Person of the progress of any such Claim or Legal Proceeding, will permit the Indemnifying Person, at the sole cost of such Indemnifying Person, to participate in such prosecution or defense and will provide the Indemnifying Person with reasonable access to all relevant information and documentation relating to the Claim or Legal Proceeding and the prosecution or defense thereof. If the Indemnified Person proceeds with the defense of any such Claim or Legal Proceeding on its own in accordance with the last sentence of Section 10.4(a), all of the Indemnified Person’s expenses relating to the defense of such Claim or Legal Proceeding shall constitute Damages and be eligible for indemnification in accordance with, and subject to the terms and limitations of, this Section 10.

(c) Neither party will compromise or settle any such Claim or Legal Proceeding without the written consent of either the Indemnified Person (if the Indemnifying Person defends the Claim or Legal Proceeding) or the Indemnifying Person (if the Indemnified Person defends the Claim or Legal Proceeding), such consent not to be unreasonably withheld. In any case, the party not in control of the Claim or Legal Proceeding will cooperate with the other party in the conduct of the prosecution or defense of such Claim or Legal Proceeding. In the event that an Indemnified Person delivers a Claim Notice in connection with a claim for indemnification with respect to third party claims for which the procedures set forth in Section 10.4(a), (b) and (c) have been followed, the Indemnified Person shall comply with the procedures set forth in Section 10.5(a), (b), (c) and (d) hereof and in the Escrow Agreement. Any such procedures shall be in addition to and not in lieu of the indemnification procedures set forth in Section 10.4(a), (b) and (c).

10.5 Indemnification Claims.

(a) In order for any Indemnified Person to seek indemnification under this Section 10, such Indemnified Person shall deliver, in good faith, a written demand (an “Indemnification Demand”) to the Indemnifying Person and, in the case of the Cypress Indemnitees, to the Escrow Agent, which contains (i) a description and the amount (the “Asserted Damages Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Person, (ii) a statement that the Indemnified Person is entitled to indemnification under this Section 10 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

(b) Within 20 days after delivery of an Indemnification Demand, the Indemnifying Person shall deliver to the Indemnified Person a written response (the “Response”) in which the Indemnifying Person shall: (i) agree that the Indemnified Person is entitled to receive all of the Asserted Damages Amount, and, in the case of an Indemnification Demand made by a Cypress Indemnitee, the Indemnified Person and the Indemnifying Person shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to disburse the full Asserted Damages Amount to the extent of the remaining Escrow Funds to the Indemnified Person; (ii) agree that the Indemnified Person is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”), and, in the case of an Indemnification Demand made by a Cypress Indemnitee, the Indemnified Person and the Indemnifying Person shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to disburse the Agreed Portion to the extent of the remaining Escrow Funds to the Indemnified Person; or (iii) dispute that the Indemnified Person is entitled to receive any of the Asserted Damages Amount.

(c) In the event that the Indemnifying Person shall (i) dispute that the Indemnified Person is entitled to receive any of the Asserted Damages Amount, or (ii) agrees that the Indemnified Person is entitled to only the Agreed Portion of the Asserted Damages Amount, the Indemnified Person and the Indemnifying Person shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion). If the Indemnified Person and the Indemnifying Person should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such parties and, in the case of an Indemnification Demand made by a Cypress Indemnitee, shall be furnished to the Escrow Agent. If no such agreement can be reached after good faith negotiation within 60 days after delivery of a Response, either the Indemnified Person or the Indemnifying Person may demand arbitration of any matter set forth in the applicable Indemnification Demand.

(d) If no agreement is reached, the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Indemnified Person and the Indemnifying Person. In the event that, within thirty days after submission of any dispute to arbitration, the Indemnified Person and the Indemnifying Person cannot mutually agree on one arbitrator, then the parties shall arrange for the American Arbitration Association to designate a single arbitrator’ in accordance with the rules of the American Arbitration Association. Any such arbitration shall be held in San Diego County, California, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Indemnified Person and the Indemnifying Person an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any indemnification claim in such Indemnification Demand shall be subject to the limitations set forth in this Agreement and final, binding and conclusive upon the parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. All payments required by the arbitrator shall be made within thirty days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

10.6 Setoff Rights. Cypress may withhold and set off against any amounts due Cellatope with respect to first, any Annual Payment and second, the Milestone Consideration, up to the maximum amount of Set-Off Funds, as to which any Cypress Indemnitee is entitled to indemnification pursuant to Section 10.2 with respect to inaccuracies in or breaches or (in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breaches of any of the representations and warranties in Section 3.5 (Intellectual Property), subject to the limitations in Section 10.3. Cypress and Cellatope shall follow the procedures set forth in Sections 10.4 and 10.5 for handling indemnification claims (both based on third-party suits and directly) between the parties in the event Cypress seeks to set off any amounts against any Annual Payment or the Milestone Consideration under this Section 10.6, subject to appropriate adjustment to reflect that neither the Escrow Agent nor the Escrow Fund will be involved in the resolution of such indemnification claims. Any claim by a Cypress Indemnitee hereunder must be satisfied first from the Escrow Fund in accordance with the procedures set forth in Section 10, second as a set-off against any Annual Payment and third as a set-off against any amounts of the Milestone Consideration due Cellatope.

10.7 Exercise of Remedies by Cypress Indemnitees Other Than Cypress. No Cypress Indemnitee (other than Cypress or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Cypress (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.8 Exclusive Remedy. From and after the Closing Date and except as expressly provided in Section 11.10, the parties hereto acknowledge and agree that the indemnification provisions of this Section 10 shall be the sole and exclusive remedy of the Indemnified Persons with respect to any and all claims based upon, arising out of, or otherwise in respect of this Agreement, except with respect to claims for fraud or intentional misrepresentation. For the avoidance of doubt, the Cypress Indemnitees’ sole recourse for the indemnification provided by this Section 10 shall be to the Escrow Fund and the Set-Off Funds then-available, pursuant to the procedures and limitations set forth in this section, provided, that in the event of Claims involving fraud or intentional misrepresentation, the Cypress Indemnitees and Cellatope Indemnitees shall be entitled to bring suit for and recover Damages without any limitation against Cellatope or Cypress (as applicable) and against any other Person who committed or participated in such fraud or intentional misrepresentation.

10.9 No Implied Representations. The parties acknowledge and agree that except as expressly provided in Sections 3 and 4 or in the Cellatope Compliance Certificate, or in the certificate provided pursuant to Section 7.5(vi), or in the certificate provided by Cypress pursuant to Section 8.3 or in any other Related Agreement, no party hereto, and none of the Representatives of any party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.

11.	MISCELLANEOUS PROVISIONS.

11.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

11.2 Fees and Expenses. Subject to the terms of this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Cypress and its Representatives with respect to the Acquired Assets (and the furnishing of information to Cypress and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Cellatope Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to he obtained in connection with any of such Transactions, and (d) the consummation of the Transactions.

11.3 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Cypress:

CYPRESS BIOSCIENCE, INC.

4350 Executive Drive, Suite 325

San Diego, CA 92121

Attn: General Counsel

Fax: (858) 452-1222

with copy to (which copy shall not constitute notice):

COOLEY GODWARD KRONISH LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn: Matthew T. Browne, Esq.

Fax: (858) 550-6420

if to Cellatope:

c/o EDWARD L. ERICKSON

PO Box 657

PLUMSTEADVILLE, PA 18949

with copies to (which copy shall not constitute notice):

BUCHANAN INGERSOLL & ROONEY PC

301 GRANT STREET, 20TH FLOOR

ONE OXFORD CENTRE

PITTSBURGH, PA 15219

Attn: Perry S. Patterson

Fax: 412.562.4041

11.5 Time of the Essence. Time is of the essence of this Agreement.

11.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.8 Governing Law; Jurisdiction and Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b) Subject to Section 2 2(b)(ii) and Section 10.5(d), any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in San Diego County, California. Subject to Section 2 2(b)(ii) and Section 10.5(d), Cellatope and Cypress each:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in San Diego County, California (and each appellate court located in the State of California), in connection with any legal proceeding;

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 11.4 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii) agrees that each state and federal court located in San Diego County, California, shall be deemed to be a convenient forum; and

(iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in San Diego County, California, any claim by either Cellatope or Cypress that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

11.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Subject to Section 2.2 with respect to a Change of Control, Cypress may freely assign any or all of its rights or delegate any or all of its obligations under this Agreement (including its indemnification rights under Section 10), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto, and, in connection with any such delegation of obligations that is in compliance with such section, the parties acknowledge and agree that Cypress shall not retain any obligation to continue to satisfy or perform such obligations. Cellatope shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without Cypress’ prior written consent, provided that, Cellatope may assign its rights or delegate any of its obligations to a liquidating trust from and after the Closing.

11.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

11.11 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

11.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.14 Parties in Interest. Except for the provisions of Section 10 with respect to the Cypress Indemnitees and Cellatope Indemnitees, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto.

11.15 Entire Agreement. This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the date on which such Confidentiality Agreement is terminated in accordance with its terms.

11.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above

CYPRESS BIOSCIENCE, INC.,
a Delaware corporation

By:	/s/ Jay Kranzler
Name:	Jay Kranzler
Title:	Chief Executive Officer

CELLATOPE CORPORATION, a Delaware corporation

By:	/s/ Edward L. Erickson
Name:	Edward L. Erickson
Title:	Chairman, President & CEO

EXHIBITS

Exhibit A	-	Certain Definitions

Exhibit B	-	Form of Consulting Agreement

Exhibit C	-	Persons Executing Voting Agreement

Exhibit D	-	Form of Voting Agreement

Exhibit E	-	Form of Innovation Works Agreement

Exhibit F	-	Form of Assignment of Patent Rights

Exhibit G	-	Form of Assignment of Co-Owned Patent Rights

Exhibit H	-	Allocation of Purchase Price

Exhibit I	-	Form of Escrow Agreement

Exhibit J	-	Form of General Assignment and Assumption Agreement

Exhibit K	-	Form of Bill of Sale

Exhibit L	-	Acquired Copyrights

Exhibit M	-	Acquired Patents

Exhibit N	-	Acquired Trademarks

Exhibit O	-	Form of Assignment of Trademarks

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Assets” has the meaning set forth in Section 1.1(a) of this Agreement.

“Acquired Contracts” means all rights of Cellatope under the Contracts listed on Schedule 1.1 (a)(iv).

“Acquired Copyrights” means (a) the works identified in Exhibit L hereto (the “Works”), and (b) all copyrights, copyright applications, copyright registrations, copyrightable subject matter in the Works, rights of renewal, reproduction, distribution, performance and display, the right to prepare derivative works, and any and all causes of action heretofore accrued in Cellatope’s or any of its Affiliates’ favor for infringement of the aforesaid rights. For purposes of this Agreement, Acquired Copyrights includes Cellatope’s rights to do, or prohibit or authorize any third party to do, any act which, but for Cellatope’s ownership of the copyright in the Works by virtue of section 1.1(2) of the Copyright Designs and Patents Act 1988 or any analogous law in any jurisdiction, would infringe any of the author’s Moral Rights in the Works. As used herein, “Moral Rights” means the rights of the author under Chapter IV of the Copyright Designs and Patents Act 1988: (a) to be identified as the author of his work; (b) to object to derogatory treatment of his work; and (c) not to have any work falsely attributed to him as author and any other similar or analogous rights, existing under judicial or statutory law of any other country or jurisdiction in the world, or under any treaty regardless of whether or not such right is called or generally referred to as a moral right.

“Acquired Fixed Assets” has the meaning set forth in Section 1.1(a)(iii)(5) of this Agreement.

“Acquired Know-How” shall mean, to the extent necessary for the manufacture, use or sale of any Lupus Monitoring Product or for the use or exploitation of the Technology, Information not included in the Compound Patents that Cellatope or any of its Affiliates Controls on the Closing Date.

“Acquired Patents” shall mean, to the extent necessary for the manufacture, use or sale of any Lupus Monitoring Product or for the use or exploitation of the Technology, all Patents that Cellatope or any of its Affiliates Controls as of the Closing Date. The Acquired Patents in existence as of the Closing Date are listed in Exhibit M hereto.

“Acquired Technology” shall mean all Acquired Patents, Acquired Know-How, Acquired Copyrights and Acquired Trademarks.

“Acquired Trademarks” shall mean the trademarks, trade names and/or logos identified in Exhibit N hereto (the “Marks”), and that part of the goodwill of Cellatope’s and its Affiliates’ business connected with the use of, and symbolized by, the Marks, together with all other rights that inhere in such Marks.

“Acquirer” has the meaning set forth in Section 2.2(c) of this Agreement.

“Acquisition Transaction” means any transaction directly or indirectly involving:

(a) the sale, license or disposition of all or a material portion of the business or assets of Cellatope or any direct or indirect subsidiary or division of Cellatope; or

(b) any merger, consolidation, business combination, share exchange, recapitalization, reorganization or similar transaction involving Cellatope or any direct or indirect subsidiary of Cellatope.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Agreed Portion” has the meaning set forth in Section 10.5(b) of this Agreement.

“Agreement” means the Asset Purchase Agreement to which this Exhibit A is attached.

“Amended Pittsburgh License” has the meaning set forth in Section 7.5(ix) of this Agreement.

“Annual Payment” has the meaning set forth in Section 2.2(e) of this Agreement.

“Applicable Public Companies” means Entities whose common stock is traded on the New York Stock Exchange, The American Stock Exchange or The Nasdaq Stock Market, LLC and that have a market capitalization (calculated by multiplying the closing selling price or, if there is no closing selling price, the closing bid price by the number of shares outstanding on the trading day immediately preceding the date of public announcement of the applicable Change of Control) of $100,000,000 or more.

“Asserted Damages Amount” has the meaning set forth in Section 10.5(a) of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 1.2(a) of this Agreement.

“Board Approval Date” has the meaning set forth in Section 3.1.3(a) of this Agreement.

“Cellatope” has the meaning set forth in the introductory paragraph of this Agreement.

“Cellatope Capital Stock” means the shares of Cellatope common stock and Cellatope preferred stock.

“Cellatope Compliance Certificate” has the meaning set forth in Section 7.5(v) of this Agreement.

“Cellatope Contract” means any Contract, including any amendment or supplement thereto: (a) to which Cellatope is a party; (b) by which Cellatope or, to Cellatope’s knowledge, any of its assets is bound or under which Cellatope has any obligation; or (c) under which Cellatope has any right or interest.

“Cellatope Disclosure Schedule” means the schedule of exceptions to the representations and warranties of Cellatope contained in Section 3 of this Agreement (dated as of the date of this Agreement) delivered to Cypress on behalf of Cellatope on the date of this Agreement.

“Cellatope Indemnitees” mean the following Persons: (a) Cellatope; (b) Cellatope’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above (other than agents, attorneys, accountants, advisors and representatives thereof); and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.

“Cellatope Information Statement” has the meaning set forth in Section 5.3(a) of this Agreement.

“Cellatope IP” means all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to Cellatope.

“Cellatope IP Contract” means any Contract to which Cellatope is a party or by which Cellatope is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Cellatope IP or any Intellectual Property developed by, with, or for Cellatope.

“Cellatope Products” has the meaning set forth in Section 3.5(a) of this Agreement.

“Cellatope Returns” means all United States federal and state income Tax Returns and all other material Tax Returns required to be filed by or on behalf of Cellatope with any Governmental Body on or before the Closing Date.

“Cellatope Stockholder” means a holder of record of shares of Cellatope Capital Stock outstanding as of immediately prior to the Closing.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Cypress on a consolidated basis (other than to Cypress or any subsidiary (direct or indirect) of Cypress), (b) a merger or consolidation in which Cypress is not the surviving Entity and in which the stockholders of Cypress immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving Entity’s voting power immediately after the transaction, and (c) a reverse merger in which Cypress is the surviving Entity but the shares of Cypress’ common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of Cypress immediately prior to such reverse merger own less than fifty percent (50%) of Cypress’ voting power immediately after the transaction.

“Claim” has the meaning set forth in Section 10.4(a) of this Agreement.

“Claim Notice” has the meaning set forth in Section 10.4(a) of this Agreement.

“Closing” has the meaning set forth in Section 1.3 of this Agreement.

“Closing Consideration” has the meaning set forth in Section 2.1(a) of this Agreement.

“Closing Date” has the meaning set forth in Section 1.3 of this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 2.2(d) of this Agreement.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Consulting Agreement” has the meaning set forth in the Recitals to this Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Control” shall mean, with respect to any Information, Patent or other Intellectual Property Right, possession by a party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Information, Patent or Intellectual Property Right without violating the terms of any agreement or other arrangement with any third party.

“Cypress” has the meaning set forth in the introductory paragraph of this Agreement.

“Cypress Indemnitees” mean the following Persons: (a) Cypress; (b) Cypress’ current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” (other than agents, attorneys, accountants, advisors and representatives thereof) and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.

“Cypress IP” has the meaning set forth in Section 2.2(c)(ii) of this Agreement.

“Damages” include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature; provided that, other than in the case of fraud or intentional misrepresentation, Damages shall not include consequential, special, punitive or statutory multiples of damages, except to the extent payable to a third party.

“DGCL” means Delaware General Corporation Law.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform

Commercial Code (or equivalent statute of any jurisdiction), but excluding any such matter with respect to Acquired Contracts expressly set forth in such Acquired Contract.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Escrow Agent” has the meaning set forth in Section 2.3(a) of this Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.3(a) of this Agreement.

“Escrow Claim Period” has the meaning set forth in Section 23(b) of this Agreement.

“Escrow Fund” has the meaning set forth in Section 2.3(a) of this Agreement.

“Escrow Funds” has the meaning set forth in Section 2.3(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 1.1(b) of this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 1.2(b) of this Agreement.

“FDA” means the United States Food and Drug Administration.

“First Commercial Sale” shall mean, with respect to any Lupus Monitoring Product, the first sale for end use or consumption of such Lupus Monitoring Product in a country. Sale to an Affiliate or Licensee shall not constitute a First Commercial Sale unless the Affiliate or Licensee is the end user of the Lupus Monitoring Product.

“Governmental Authorization” means any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Holdback Payment Date” has the meaning set forth in Section 2.3(c) of this Agreement.

“Holdback Release Date” has the meaning set forth in Section 2.3(c) of this Agreement.

“Indemnification Demand” has the meaning set forth in Section 10.5(a) of this Agreement.

“Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

“Innovation Works” has the meaning set forth in the Recitals of this Agreement.

“Innovation Works Agreement” has the meaning set forth in the Recitals of this Agreement.

“Innovation Works Holdback” has the meaning set forth in Section 2.35(c) of this Agreement.

“Intellectual Property” means all data, formulae, inventions (whether or not patentable), know-how, trade secrets, methods, processes, proprietary information, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries).

“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“Inventory” has the meaning set forth in Section 1.1(a)(iii)(4) of this Agreement.

“Knowledge” means an individual will be deemed to have “knowledge” of a particular fact or other matter if such individual has actual knowledge of such fact or other matter. When referring to the “knowledge” of an Entity, such Entity shall be required to cause each of its current officers to make due inquiry of such fact or matter and such Entity shall be deemed to have knowledge of such fact or matter of which any such current officer would be reasonably expected to have knowledge following due inquiry. In the case of Cellatope’s knowledge, Cellatope shall cause Joseph Ahearn, M.D., Daniel Graziano, Albert D. Donnenberg, Ph.D., Edward L. Erickson and Lorraine G. LoPresti to make due inquiry of such fact or matter and Cellatope shall be deemed to have knowledge of such fact or matter of which any of such individuals would reasonably be expected to have knowledge following such due inquiry.

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” and, plural, “Liabilities” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Licensee” means any Entity (other than Cypress or Cellatope or an Affiliate of Cypress or Cellatope) to which Cypress or any of its Affiliates grants a license under the Acquired Technology.

“Lupus Monitoring Product” has the meaning set forth in Section 2.2(a) of this Agreement.

“Lupus Monitoring Product Candidates” has the meaning set forth in Section 2.2(b)(i),

“Milestone” has the meaning set forth in Section 2.2(a) of this Agreement.

“Milestone Consideration” has the meaning specified in Section 2.2(a) of this Agreement.

“Milestone Notice” has the meaning set forth in Section 2.2(a) of this Agreement.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Nontransferred Assets” has the meaning set forth in Section 1.1(e) of this Agreement.

“Non-Paying Party” has the meaning set forth in Section 6.7 of this Agreement.

“Order” means any decree, permanent injunction, order or similar action.

“Patents” means (a) United States patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts thereof, and (b) pending applications for United States patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors’ certificates, and foreign counterparts thereof:

“Paying Party” has the meaning set forth in Section 6.7 of this Agreement.

“Payment Period” has the meaning set forth in Section 2.2(g) of this Agreement.

“Person” means any individual, Entity or Governmental Body.

“Pittsburgh License” has the meaning set forth in Section 7.5(ix) of this Agreement.

“Pre-Closing Period” means the period from the date of this Agreement through the Closing Date.

“Product” means any product or service covered by the scope of any Valid Claim contained in any Acquired Patent.

“Recommendation” has the meaning set forth in Section 5.3(b) of this Agreement.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Related Agreements” means the Escrow Agreement, the Voting Agreement, the Consulting Agreements (including the Proprietary Information Assignment Agreement attached as an exhibit thereto), the Bill of Sale, the General Assignment and Assumption Agreement, the Assignment of Patent Rights, the Assignment of Co-Owned Patent Rights, the Amended Pittsburgh License, the Innovation Works Agreement, the Assignment of Trademarks and any other agreements executed in connection with this Agreement or the Transactions.

“Representatives” include a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Cellatope Stockholder Approval” has the meaning set forth in Section 3.13(a) of this Agreement.

“Response” has the meaning set forth in Section 10.5(b) of this Agreement.

“Securities Act” has the meaning set forth in Section 2.6 of this Agreement.

“Set-Off Funds” has the meaning set forth in Section 10.2(b) of this Agreement.

“Straddle Period Tax” has the meaning set forth in Section 6.7 of this Agreement.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Technology” means the Cell Bound Complement Activation Products technology.

“Termination Date” has the meaning set forth in Section 9.1(f) of this Agreement.

“University of Pittsburgh” has the meaning set forth in Section 7.5(ix) of this Agreement.

“Threshold” has the meaning set forth in Section 10.3(a) of this Agreement.

“Transactions” has the meaning set forth in Section 2.1(b) of this Agreement.

“Valid Claim” means an unexpired claim of an issued Patent within the Acquired Patents that has not been abandoned, permanently revoked or held to be unpatentable, invalid or unenforceable by a final decision of a court of competent jurisdiction, which decision can no longer be appealed.

“Voting Agreement” has the meaning set forth in the Recitals to this Agreement.

“Works” has the meaning set forth in Exhibit A to this Agreement.